Legal Proceedings

1. Date: June 30, 2008

Complaint filed in the United Stated District Court for the District of Massachusetts, subsequently transferred to the United States District Court for the Southern District of New York on September 22, 2008, and captioned Yu v. State Street Corp. Et al., Civ. A. No. 08-11108-JLT

Subject: request for reimbursement of alleged investment losses in the SSgA Yield Plus Fund.

Lead Plaintiff: Anatoly Alexander, Individually and on behalf of all others similarly situated

Defendants: State Street Corporation, State Street Global Advisors, Lynn L. Anderson. Agustin J. Fleites, Steven J. Mastrovich, William L. Marshall, Patrick J. Riley, Bruce D. Taber, Richard D., Shirk, Henry W. Todd, Mark E. Swanson, Donald A. Gignac, Karen D. Gillogly, William L. Boyan, Michael F. Holland, Rina K. Spence, Douglas T. Williams, James Ross, Gary L. French, and Peter G. Leahy

Disposition: This case was dismissed with prejudice by a Memorandum Opinion and Order dated February 25, 2010.  On March 17, 2010, the Plaintiff moved for reconsideration of the with prejudice dismissal, which the Defendants have opposed.

2. Date: September 11, 2008

Complaint filed in the Southern District of New York and captioned Plumbers and Steamfitters Union Local No. 10 Health and Welfare Fund v. State Street Corp. Et al., Civ. A. No. 08 CIV 7934.

Subject: request for reimbursement of alleged investment losses in the SSgA Intermediate Fund.

Lead Plaintiff: Plumbers and Steamfitters Union Local No. 10 Health and Welfare Fund

Defendants: State Street Corporation, State Street Global Advisors, Lynn L. Anderson. Agustin J. Fleites, Steven J. Mastrovich, William L. Marshall, Patrick J. Riley, Bruce D. Taber, Richard D. Shirk, Henry W. Todd, Mark E. Swanson,  Donald A. Gignac, Karen D. Gillogly, William L. Boyan, Michael F. Holland, Rina K. Spence, Douglas T. Williams, James Ross, Gary L. French, and Peter G. Leahy

Disposition: The Plaintiff voluntarily dismissed this case against the Defendants without prejudice on December 1, 2009.